EXHIBIT 99
                                RISK FACTORS

Significant Indebtedness and Interest Payment Obligations

      We have substantial indebtedness and, as a result, significant debt service obligations. As of February 27, 1999, indebtedness outstanding was $594 million and represented 83% of total capitalization.

      The degree of our leverage could have important consequences to purchasers or holders of our common stock, including:

o    limiting  our ability to obtain  additional  financing to fund our growth
     strategy,   working   capital,   capital   expenditures,   debt   service
     requirements or other purposes;

o limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service;

o    increasing our vulnerability to adverse economic and industry conditions;
     and

o    increasing  our   vulnerability   to  interest  rate  increases   because
     borrowings under our bank credit facilities are at variable interest rates.

Our ability to pay interest on the notes and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors, beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service requirements.

RESTRICTIONS IN DEBT AGREEMENTS ON OUR OPERATIONS

     The operating and financial restrictions and covenants in our existing debt agreements, including our bank credit facilities, the indentures governing the 9 7/8% senior subordinated notes, the 8% senior subordinated notes, the 9 1/2% senior subordinated notes and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of these restrictions or covenants could cause a default under the bank credit facilities and the notes. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the notes.

DEPENDENCE UPON CONDITIONS IN THE AIRLINE INDUSTRY

     Our principal customers are the world's commercial airlines. As a result, our business is directly dependent upon the conditions in the highly cyclical and competitive commercial airline industry. In the late 1980s and early 1990s, the world airline industry suffered a severe downturn, which resulted in record losses and several air carriers seeking protection under bankruptcy laws. As a consequence, during this period, airlines sought to conserve cash by reducing or deferring scheduled cabin interior refurbishment and upgrade programs and by delaying purchases of new aircraft. This led to a significant contraction in the commercial aircraft cabin interior products industry and a decline in our business and profitability. Since early 1994, the airlines have experienced a turnaround in operating results, leading the domestic airline industry to record operating earnings during calendar years 1995 through 1998. This financial turnaround has, in part, been driven by record load factors, rising fare prices and declining fuel costs. The airlines have substantially improved their balance sheets through cash generated from operations and the sale of debt and equity securities. As a result the levels of airline spending on refurbishment and new aircraft purchases have expanded. However, due to the volatility of the airline industry and the current general economic and financial turbulence, the current profitability of the airline industry may not continue and the airlines may not be able to maintain or increase expenditures on cabin interior products for refurbishments or new aircraft.

     In addition, the airline industry is undergoing a process of consolidation and significantly increased competition. Such consolidation could result in a reduction of future aircraft orders as overlapping routes are eliminated and airlines seek greater economies through higher aircraft utilization. Increased airline competition may also result in airlines seeking to reduce costs by promoting greater price competition from airline cabin interior products manufacturers, thereby adversely affecting our revenues and margins.

     Recently, turbulence in the financial and currency markets of many Asian countries has led to uncertainty as to the economic outlook for these countries. Of our $640 million of backlog at February 27, 1999, we had $48 million with Asian carriers deliverable in fiscal 2000 and a further $42 million deliverable in subsequent fiscal years. Of such Asian carrier backlog, approximately $50 million was with Japan Airlines, Singapore Airlines and Cathay Pacific, three of the largest Asian airlines. Although not all carriers have been affected by the current economic events in the Pacific Rim, certain carriers, including non-Asian carriers that have substantial Asian routes, could cancel or defer their existing orders and future orders from airlines in these countries may be adversely affected. In addition, Boeing has announced that in light of the continued severe economic conditions in Asia, it will be substantially scaling back production of a number of aircraft types, including particularly wide-body aircraft which require proportionately more of the Company's products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Industry Conditions" and "--Deferred Tax Assets."

NEW PRODUCT INTRODUCTIONS AND TECHNOLOGICAL CHANGE

     Airlines currently are taking delivery of a new generation of aircraft and demanding increasingly sophisticated cabin interior products. As a result, the cabin interior configurations of commercial aircraft are becoming more complex and will require more technologically advanced and integrated products. Our future success may depend to some extent on our ability to continue to develop, profitably manufacture and deliver, on a timely basis, other technologically advanced, reliable high-quality products, which can be readily integrated into complex cabin interior configurations. See "Business--Products and Services."

COMPETITION

     We compete with a number of established companies that have significantly greater financial, technological and marketing resources than we do. Although we have achieved a significant share of the market for a number of our commercial airline cabin interior products, there can be no assurance that we will be able to maintain this market share. Our ability to maintain our market share will depend on our ability to remain the supplier of retrofit and refurbishment products and spare parts on the commercial fleets on which our products are currently in service. It will also depend on our success in causing our products to be selected for installation in new aircraft, including next-generation aircraft, expected to be purchased by the airlines over the next decade, and in avoiding product obsolescence.

GENERAL AVIATION ACQUISITIONS; ABILITY TO INTEGRATE ACQUIRED BUSINESSES; ADDITIONAL CAPITAL REQUIREMENTS

     Between 1989 and January 1996, we acquired nine companies. During fiscal 1999, we acquired six additional companies. See "Summary--Recent Developments." Through several of these recent acquisitions, we have expanded our activities from the commercial to the general aviation market. There can be no assurance that we will be successful in entering the general aviation market. We intend to consider future strategic acquisitions in the commercial airline and general aviation cabin interior industries, some of which could be material to us. We are in discussions from time to time with one or more third parties regarding possible acquisitions. As of the date of this Annual Report we have no agreement or understanding on any acquisition. Our ability to continue to achieve our goals will depend upon our ability to integrate effectively the recent and any future acquisitions and to achieve cost efficiencies. Although we have been successful in the past in doing so, we may not continue to be successful. See "Business--Competitive Strengths."

     Depending upon, among other things, the acquisition opportunities available, we may need to raise additional funds. We may seek additional funds through public offerings or private placements of debt or equity securities or bank loans. In the absence of such financing, our ability to make future acquisitions in accordance with our business strategy, to absorb adverse operating results, to fund capital expenditures or to respond to changing business and economic conditions may be adversely affected. All of these factors may have a material adverse effect on our business, results of operations and financial condition.

REGULATION

     The Federal Aviation Administration (the "FAA") prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline and general aviation cabin interior products, and licenses component repair stations within the United States. Comparable agencies regulate these matters in other countries. If we fail to obtain a required license for one of our products or services or lose a license previously granted, the sale of such product or service would be prohibited by law until such license is obtained or renewed. In addition, designing new products to meet existing FAA requirements and retrofitting installed products to comply with new FAA requirements can be both expensive and time-consuming.
See "Business--Government Regulations."


POTENTIAL FAILURE OF COMPUTER SYSTEMS TO RECOGNIZE YEAR 2000

     We are highly dependent on our computer software programs and operating systems in operating our business. We also depend on the proper functioning of computer systems of third parties, such as vendors and customers. The failure of any of these systems to appropriately interpret the upcoming calendar year 2000 could have a material adverse effect on our financial condition, results of operations, cash flow and business prospects. We are currently identifying our own applications that will not be Year 2000 compliant and taking steps to determine whether third parties are doing the same. In addition, we are implementing a worldwide plan to prepare our computer systems to be Year 2000 compliant by the first half of fiscal 2000.

     Our inability to remedy our own Year 2000 problems or the failure of third parties to do so may cause business interruptions or shutdown, financial loss, regulatory actions, reputational harm and/or legal liability. We can not assure you that our Year 2000 program or the programs of third parties who do business with us will be effective or that our estimates about the timing and cost of completing our program will be accurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Costs."

RISKS INHERENT IN INTERNATIONAL OPERATIONS

     Our foreign operations accounted for 42% of total sales for fiscal 1999, as compared to 26% for fiscal 1998 and 25% for fiscal 1997. In addition, we have direct investments in a number of subsidiaries in foreign countries (primarily in Europe). Fluctuations in the value of foreign currencies affect the dollar value of our net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. We reported a cumulative foreign currency translation amount of $(6.1) million in stockholders' equity at February 27, 1999 as a result of foreign currency adjustments. There can be no assurance that we will not incur additional adjustments in future periods. In addition, the U.S. dollar value of transactions based in foreign currency (collections on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. Historically, foreign currency risk has not been material because a substantial majority of our sales have been denominated in the currency of the country of product origin and no repatriation of earnings has occurred (or is anticipated). However, there can be no assurance that a substantial majority of sales will continue to be denominated in the currency of the country of product origin or as to the impact of changes in the value of the United States dollar or other currencies. The largest foreign currency exposure results from activity in British pounds and Dutch guilders.

     We have not hedged net foreign investments in the past, although we may engage in hedging transactions in the future to manage or reduce our exchange risk. There can be no assurance that our attempts to manage our foreign currency exchange risk will be successful.

     Our foreign operations could also be subject to unexpected changes in regulatory requirements, tariffs and other market barriers and political and economic instability in the countries where we operate. There can be no assurance as to the impact of any such events that may occur in the future. See "Risk Factors--Dependence upon Conditions in the Airline Industry."

RISKS ASSOCIATED WITH THE CONVERSION BY CERTAIN EU MEMBER STATES TO THE "EURO"

     We may be exposed to certain risks as a result of the conversion by certain European Union member states of their respective currencies to the "Euro" as legal currency on January 1, 1999. The conversion rates between such member states' currencies and the Euro will be fixed by the Council of the European Union. Risks related to the conversion to the Euro could include, among other things:

o        effects on pricing due to increased cross-border price transparency;

o costs of modifying information systems, including both software and hardware;

o costs of relying on third parties whose systems also require modification;

o changes in the conduct of business and in the principal markets for our products and services; and

o        changes in currency exchange rate risk.

     We have analyzed whether the conversion to the Euro will materially affect our business operations. While we are uncertain as to the impact of the conversion, we do not expect costs in connection with the Euro conversion to be material. However, the actual effects of the conversion cannot be known until the conversion to the Euro has taken place and there can be no assurance that the actual effects of the conversion could not have a material adverse effect on our business, results of operations, and financial condition.

ENVIRONMENTAL MATTERS

     We are subject to extensive and changing federal, state and foreign laws and regulations establishing health and environmental quality standards, and may be subject to liability or penalties for violations of those standards. We are also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by us to which we have sent hazardous substances or wastes for treatment, recycling or disposal. We believe that we are currently in compliance, in all material respects, with all such laws and regulations. However, we may be subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, we may have liabilities or obligations in the future if we discover any environmental contamination or liability at any of our facilities.

                              BE AEROSPACE, INC.
                       1994 EMPLOYEE STOCK PURCHASE PLAN

TABLE OF CONTENTS
-----------------------------------------------------------------------------

                                                                                  Page
INDEPENDENT AUDITORS' REPORT                                                        1

FINANCIAL STATEMENTS:

Statements of net assets available for benefits
   as of February 28, 1999 and 1998                                                 2
Statements of changes in net assets available for  benefits
   for the  years  ended  February  28,  1999 and 1998                              3
Notes to financial  statements  for the years ended
   February  28, 1999 and 1998                                                      4

All schedules pursuant to the Department of Labor's rules and regulations are omitted because of the absence of the conditions under which they are required.

BE AEROSPACE, INC.
1994 EMPLOYEE STOCK PURCHASE PLAN

INDEPENDENT AUDITORS' REPORT



The Benefits Administrative Committee
BE Aerospace, Inc.
1994 Employee Stock Purchase Plan
Wellington, Florida


We have audited the accompanying statements of net assets available for benefits of BE Aerospace, Inc. 1994 Employee Stock Purchase Plan (the Plan) as of February 28, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's Administrative Committee. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of BE Aerospace, Inc. 1994 Employee Stock Purchase Plan as of February 28, 1999 and 1998, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


Costa Mesa, California
April 1, 1999

BE AEROSPACE, INC.
1994 EMPLOYEE STOCK PURCHASE PLAN


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF FEBRUARY 28, 1999 AND 1998
------------------------------------------------------------------------------

                                                             1999         1998
ASSETS - Cash and cash equivalents                     $1,256,484    $ 859,217

LIABILITIES - Stock subscribed                          1,255,781      854,147
                                                       ----------    ---------

NET ASSETS AVAILABLE FOR BENEFITS                      $      703    $   5,070
                                                       ==========    =========


BE AEROSPACE, INC.
1994 EMPLOYEE STOCK PURCHASE PLAN


STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED FEBRUARY 28, 1999 AND 1998
------------------------------------------------------------------------------


                                                        1999              1998
NET ASSETS AVAILABLE FOR BENEFITS,
  beginning of period                              $    5,070       $    1,145

ADDITIONS TO NET ASSETS ATTRIBUTED TO -
  Participant payroll deductions                    2,167,239        1,462,575

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO -
  Purchase of BE Aerospace common stock             2,171,606        1,458,650
                                                  -----------       ----------

NET ASSETS AVAILABLE FOR BENEFITS,
  end of period                                   $       703       $    5,070
                                                  ===========       ==========


BE AEROSPACE, INC.
1994 EMPLOYEE STOCK PURCHASE PLAN



NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED FEBRUARY 28, 1999 AND 1998
-----------------------------------------------------------------------------

1.      GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Plan - Effective April 1, 1994, BE Aerospace, Inc. (the Company) adopted the BE Aerospace, Inc. 1994 Employee Stock Purchase Plan (the Plan).

     The Company is the Plan sponsor. All employees (participants) with a minimum of 90 days' service, who generally complete a minimum of 20 hours of service per week, are eligible to participate. Under the Plan, contributions are made on behalf of participants who choose to contribute from 2% to 15% of their total gross pay.

     Common  stock  of  the  Company  is   purchased   every  six  months  on
     approximately February 28 and August 31 (Option Period). The purchase price is 85% of the lesser of the fair value of either the first day or last day of each Option Period. Participants are allocated a pro rata share of stock consistent with the balance of the participant account. The stock is then issued by the Plan transfer agent, Boston Equiserve, directly to the participant. The maximum number of shares available for each option period to an individual is the largest whole number of shares which, when multiplied by the fair market value of the Company stock at the beginning of the option period, produces a dollar amount of $12,500 or less.

     Stock Subscribed - The Plan issues the stock to participants subsequent to the end of each Option Period but dated the last day of the Option Period. Therefore, a liability for stock purchased by the Plan but not yet distributed to the participants has been reflected as stock subscribed in the accompanying statements of net assets available for benefits as of February 28, 1999 and 1998.

     Stock purchased by the Plan for the years ended February 28, 1999 and 1998, was 151,931 and 63,463 shares, respectively.

     Termination Benefits and Vesting - Upon termination of employment with the Company, a participant is entitled to receive all contributions not yet used to acquire stock of the Company.

     Cash and Cash Equivalents - Cash and cash equivalents consist of highly liquid investments purchased with original maturities of 90 days or less.

BE AEROSPACE, INC.
1994 EMPLOYEE STOCK PURCHASE PLAN


     Income Tax - The Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code of 1986. Plan assets consist of cash not yet used to purchase common stock. Such cash remains an asset of the Company until used to purchase common stock. Accordingly, Plan assets are not held in trust and, therefore, the Plan is not subject to income tax.

     Administrative   Expenses  -  Administrative  expenses  have  been  paid
     directly by the Company and, accordingly, are not reflected in the Plan's financial statements. There is no written agreement requiring the Company to pay these expenses, and the Company may elect to stop paying Plan expenses at any time.


2.      PLAN TERMINATION

     Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan.

                         BE AEROSPACE, INC. SAVINGS PLAN

                  FINANCIAL STATEMENTS FOR THE YEARS ENDED
                         DECEMBER 31, 1998 AND 1997,
                         SUPPLEMENTRAL SCHEDULES AND
                        INDEPENDENT AUDITORS' REPORT

BE AEROSPACE, INC. SAVINGS PLAN



NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 (Continued)
-----------------------------------------------------------------------------


TABLE OF CONTENTS
-----------------------------------------------------------------------------

                                                                                     Page
INDEPENDENT AUDITORS' REPORT                                                          1

FINANCIAL STATEMENTS:
Statements of net assets available for benefits
  as of December 31, 1998 and 1997                                                    2
Statements of changes in net assets available for benefits
  for the years ended December 31, 1998 and 1997                                      3
Notes to financial statements                                                         4

SUPPLEMENTAL SCHEDULES PROVIDED PURSUANT TO THE DEPARTMENT
  OF LABOR'S RULES AND REGULATIONS:
Line 27a - Schedule of assets held for investment purposes
  as of December 31, 1998                                                             13
Line 27d - Schedule of reportable transactions
  for the year ended December 31, 1998                                                14

All other schedules required by the Department of Labor are omitted because of the absence of the conditions under which they are required.


NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 (Continued)

INDEPENDENT AUDITORS' REPORT



The Benefits Administrative Committee
BE Aerospace, Inc. Savings Plan
Wellington, Florida


     We were engaged to audit the financial statements and supplemental schedules of BE Aerospace, Inc. Savings Plan (the Plan) as of December 31, 1998 and 1997, and for the years then ended, listed in the Table of Contents. These financial statements and supplemental schedules are the responsibility of the Plan's management.

     As permitted by Section 2520.103-8 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, the Plan administrator instructed us not to perform, and we did not perform, any auditing procedures with respect to the investment information summarized in Note 2 and certain information in Notes 3 and 4 that was certified by PW Trust Company, the trustee of the Plan, except for comparing the information with the related information included in the financial statements and supplemental schedules. We have been informed by the Plan administrator that the trustee holds the Plan's investment assets and executes investment transactions. The Plan administrator has obtained certifications from the trustee that the information as of and for the years ended December 31, 1998 and 1997, provided to the Plan administrator by the trustee is complete and accurate.

     Because of the significance of the information that we did not audit, we are unable to express, and do not express, an opinion on the accompanying financial statements and supplemental schedules taken as a whole. The form and content of the information included in the financial statements and supplemental schedules, other than that derived from the information certified by the trustee, have been audited by us in accordance with generally accepted auditing standards and, in our opinion, are presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.


DELOITTE & TOUCHE LLP


Costa Mesa, California
April 15, 1999

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 (Continued)

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 1998 AND 1997
-----------------------------------------------------------------------------


                                                                              1998               1997
                                                                              ----               ----
ASSETS -
  Investments, at fair value (Note 3):
    Investment in the PW Trust Company Pooled Trusts (Note 2)         $ 52,536,711       $ 39,878,562
    BE Aerospace, Inc. common stock (Note 2)                             6,001,083          6,390,953
    Participant loans receivable                                           202,986            102,236
                                                                      ------------       ------------
      Total investments                                                 58,740,780         46,371,751

EMPLOYER CONTRIBUTIONS RECEIVABLE                                          423,756            128,318

CASH AND CASH EQUIVALENTS (Note 2)                                          53,362             36,467
                                                                      ------------       ------------
NET ASSETS AVAILABLE FOR BENEFITS                                     $ 59,217,898       $ 46,536,536
                                                                      ============       ============

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 (Continued)



STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
-----------------------------------------------------------------------------

                                                                                     1998               1997
                                                                                     ----               ----
NET ASSETS AVAILABLE FOR BENEFITS,
  beginning of year                                                          $ 46,536,536       $ 38,146,077

ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Investment income:
  Net appreciation in fair value of investments (Notes 2 and 3)                 6,871,721          5,262,288
  Interest and dividends (Note 2)                                                  46,875             21,482
                               -                                             ------------       ------------
      Total investment income                                                   6,918,596          5,283,770

Contributions and rollovers (Note 1)                                            9,918,008          7,275,773
                                                                             ------------       ------------
      Total additions to net assets                                            16,836,604         12,559,543

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Distributions to participants or their beneficiaries                            3,465,337          3,768,400
Plan administrative expenses                                                      473,648            361,581
Loan repayments                                                                   216,257             39,103
                                                                             ------------        -----------

      Total deductions from net assets                                          4,155,242          4,169,084
                                                                             ------------        -----------

NET INCREASE                                                                   12,681,362          8,390,459
                                                                             ------------        -----------

NET ASSETS AVAILABLE FOR BENEFITS,
  end of year                                                                $ 59,217,898       $ 46,536,536
                                                                             ============       ============

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 (Continued)


NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
------------------------------------------------------------------------------


1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Description of Plan - Effective August 1, 1988, BE Aerospace, Inc. (the Company) adopted the BE Aerospace, Inc. Savings Plan (formerly the BE Aerospace, Inc. Savings and Profit Sharing Plan and Trust) (the Plan), a defined contribution retirement plan designed to qualify under Internal Revenue Code (IRC) Section 401(a) and 401(k) for the cash or deferred arrangement part of the Plan.

     Under the Plan, contributions are made on behalf of employees (participants) who choose to defer a portion of their total gross pay. Effective December 1994, the Plan was amended to allow participants to make a contribution election from 2% to 15%. Elective contributions under a qualified cash or deferred arrangement are treated as employer contributions. Company contributions are made in the Company common stock (the Stock). Participants age 55 or older have the option of receiving the matching contribution in cash. The Stock is held by the trustee and adjusted to fair value as determined by published market prices. Resulting unrealized gains and losses are included in the statement of changes in net assets available for benefits.

     In January 1996, the Company purchased Burns Aerospace, Inc. (Burns) from Eagle Industries. Former Burns employees who transferred to the Company and were participants under the Eagle Industries (Eagle) 401(k) Plan were cashed out of the Eagle plan, and their distributions totaling $7,154,260 were rolled over into the Plan. Participant loans receivables, totaling $286,417, were transferred into the Plan as a result of the Nellcor Puritan Bennett acquisition in 1998.

     Termination Benefits and Vesting - Upon termination of employment with the Company, participants are immediately vested in their contributions and are entitled to receive all vested contributions, with 100% vesting after five years of service.

     Forfeitures - Forfeited nonvested account balances are used to reduce future employer contributions.

     Cash and Cash Equivalents - Cash and cash equivalents consist of highly liquid investments with initial maturities of 90 days or less.

     Investment in the PW Trust Company Pooled Trusts - The investment in the PW Trust Company Pooled Trusts (the Trusts) consists primarily of guaranteed insurance contracts (GICs) and certain debt and equity securities held by the Trusts. It is the policy of the Trusts to hold GIC investments until maturity. GIC investments are stated at contract value that approximates their fair value at December 31, 1998 and 1997, as determined by quoted or published market prices. All other investments are stated at their fair value.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 (Continued)
------------------------------------------------------------------------------

     Income Tax - The Plan is intended to be qualified under 401(a) of the Internal Revenue Code of 1986 and is intended to be exempt from taxation under 501(a) of the IRC. The Plan received a favorable IRS determination letter dated August 20, 1998. There were no significant amendments to the Plan between the date of the determination letter and December 31, 1998. Therefore, the Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC and the related trust was tax exempt as of the financial statement date. Therefore, no provision of income taxes has been included in the Plan's financial statements.

     Benefits Payable - Benefits under the Plan are distributed upon retirement, death, disability, or termination of employment. At December 31, 1998 and 1997, payables to participants totaled zero and $43,133, respectively.

     Administrative Expenses - Administrative expenses are paid by the Plan.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     The foregoing description of the Plan provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

 2.  INFORMATION CERTIFIED BY TRUSTEE (UNAUDITED) Plan investments are held by PW Trust Company, the trustee. The following is a summary of the unaudited information regarding the Plan, included in the Plan's financial statements and supplemental schedules, that was prepared by the trustee and reported to the Plan administrator. The Company has obtained certifications from the trustee that such information is complete and accurate.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 (Continued)
----------------------------------------------------------------------------

        a.     Assets held at fair value as of December 31:

                                                                               1998               1997
                                                                               ----               ----
  Investments, at fair value:
    GIC Portfolio of the PW Trust Company
       Pooled Trust for Employee Benefits Plan                         $ 10,325,398        $ 9,647,288
    Balanced Value Portfolio of the PW Trust
      Company Pooled Trust for Employee Benefits
      Plan                                                                8,505,410          6,983,055
    Capital Growth Portfolio of the PW Trust
      Company Pooled Trust for Employee Benefits
      Plan                                                               14,673,768         11,148,710
    Strategic Balance Portfolio of the PW Trust
      Company Pooled Trust for Employee Benefits
      Plan                                                                4,778,480          3,048,384
    Strategic Growth Portfolio of the PW Trust
      Company Pooled Trust for Employee Benefits
      Plan                                                                8,043,749          4,726,181
    Target Value Portfolio of the PW Trust Company
      Pooled Trust for Employee Benefits Plan                             5,215,260          3,893,093
    Overseas Portfolio of the PW Trust Company
      Pooled Trust for Employee Benefits Plan                               994,646            431,851
    BE Aerospace, Inc. common stock                                       6,001,083          6,390,953
                                                                       ------------        -----------

        Total investments                                                58,537,794         46,269,515

     Cash and cash equivalents - Money Market Fund                           53,362             36,467
                                                                      -------------       ------------
                                                                      $  58,591,156       $ 46,305,982
                                                                      =============       ============

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 (Continued)
-----------------------------------------------------------------------------

        b. Changes in net assets available for benefits for the years ended December 31:

                                                                               1998              1997
                                                                               ----              ----
               Investment income:
                Net appreciation in fair value of investments            $ 6,871,721      $ 5,262,288
                Interest and dividends                                        46,875           21,482
                                                                         -----------      -----------
                    Total investment income                              $ 6,918,596      $ 5,283,770
                                                                         ===========      ===========


        c. Line 27a - Schedule of assets held for investment purposes as of December 31, 1998, excluding participant loan data obtained from the Company (see supplemental schedule)

        d. Line 27d - Schedule of reportable transactions for the year ended December 31, 1998 (see supplemental schedule)


3.      INVESTMENTS

        Investments consist of the following:

                                                                           AS OF DECEMBER 31, 1998
                                                                   ---------------------------------------
                                                                                              FAIR
                                                                          COST               VALUE
GIC Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                          $ 8,877,340        $ 10,325,398
Balanced Value Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                            5,737,317           8,505,410
Capital Growth Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                            8,543,888          14,673,768
Strategic Balance Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                            3,491,776           4,778,480
Strategic Growth Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                            5,454,248           8,043,749
Target Value Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                            4,481,319           5,215,260
Overseas Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                              909,997             994,646
BE Aerospace, Inc. common stock                                      5,078,165           6,001,083
Participant loans receivable                                           202,986             202,986
                                                                  ------------        ------------
                                                                  $ 42,777,036        $ 58,740,780
                                                                  ============        ============

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 (Continued)
-----------------------------------------------------------------------------

                                                                           AS OF DECEMBER 31, 1997
                                                                  ---------------------------------------
                                                                                            FAIR
                                                                        COST               VALUE
GIC Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                          $ 8,285,706         $ 9,647,288
Balanced Value Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                            4,585,451           6,983,055
Capital Growth Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                            7,340,587          11,148,710
Strategic Balance Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                            2,554,079           3,048,384
Strategic Growth Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                            4,019,957           4,726,181
Target Value Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                            3,392,434           3,893,093
Overseas Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits                                   437,462             431,851
BE Aerospace, Inc. common stock                                      3,401,478           6,390,953
Participant loans receivabl                                            102,236             102,236
                                                                   -----------         -----------
                                                                   $34,119,390         $46,371,751
                                                                   ===========         ===========



     Investments are in the custody of the trustee under a trust agreement with the Plan. The trustee has no authority, however, for the purchase or sale of investments.

     During the years ended December 31, 1998 and 1997, the Plan's investments appreciated in fair value by $6,871,721 and $5,262,288, respectively.

4. STATEMENT OF CHANGES IN NET ASSESTS AVAILABLE FOR BENEFITS BY FUND FOR THE YEAR ENDED DECEMBER 31, 1998 (UNAUDITED)


                                                                December 31, 1998 supplemental information by fund--Part (1)
                                              ------------------------------------------------------------------------------------

                                                                Balanced       Capital         Strategic      Strategic      Target
                                                  GIC           Value          Growth          Balance        Growth         Value
NET ASSETS AVAILABLE FOR
  BENEFITS, beginning of year ...........   $  9,661,261   $  6,987,974   $ 11,141,452    $  3,046,930   $  4,712,287   $  3,883,521

ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:
Investment income:
  Net appreciation (depreciation) in fair
    value of investments ................        601,409      1,142,495      3,179,738         894,394      2,142,810        326,785
  Interest and dividends                               -              -              -               -              -              -
                                             -----------   ------------    -----------     -----------    -----------     ----------

      Total investment income (loss) ....        601,409      1,142,495      3,179,738         894,394      2,142,810        326,785

Contributions and rollovers .............        971,920        900,770      1,740,810         932,043      1,596,885      1,283,383

        Total additions to net assets ...      1,573,329      2,043,265      4,920,548       1,826,437      3,739,695      1,610,168

DEDUCTIONS FROM NET ASSETS
  ATTRIBUTED TO:
Distributions to participants or
  their beneficiaries ...................      1,104,657        430,038        933,477         167,467        512,129        271,846
Plan administrative expenses ............         43,908         95,976        151,765          45,983         71,527         55,698
Loan repayments                                        -              -              -               -              -              -
                                              ----------     ----------     ----------      ----------     ----------    -----------
        Total deductions from net assets       1,148,565        526,014      1,085,242         213,450        583,656        327,544
                                             -----------     ----------    -----------      ----------     ----------    -----------

NET INCREASE ............................        424,764      1,517,251      3,835,306       1,612,987      3,156,039      1,282,624

ACCOUNT TRANSFERS .......................        276,253         27,774       (250,501)        148,412        223,317         85,111

NET ASSETS AVAILABLE FOR
  BENEFITS, end of year .................   $ 10,362,278   $  8,532,999   $ 14,726,257    $  4,808,329   $  8,091,643   $  5,251,256
                                            ============   ============   ============    ============   ============   ============


4.    STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS BY FUND
      FOR THE YEAR ENDED DECEMBER 31, 1998 (UNAUDITED) (Continued)

                                                        December 31, 1998 supplemental information by fund--Part (2)
                                           ---------------------------------------------------------------------------------

                                                         BE Aerospace                     Cash and
                                                             common      Participant        cash
                                             Overseas        Stock          Loans       Equivalents       Total
NET ASSETS AVAILABLE FOR
  BENEFITS, beginning of year              $  432,269    $  6,532,139     $ 102,236       $  36,467     $ 46,536,536

ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:
Investment income:
  Net appreciation (depreciation) in fair
    value of investments                       94,612      (1,510,522)            -                -       6,871,721
  Interest and dividends                            -               -         30,590          16,285          46,875
                                            ---------   -------------      ---------        --------     -----------

      Total investment income (loss)           94,612      (1,510,522)        30,590          16,285       6,918,596

Contributions and rollovers                   330,790       2,160,797              -             610       9,918,008
                                           ----------   -------------       --------        --------     -----------
        Total additions to net assets         425,402         650,275         30,590          16,895      16,836,604

DEDUCTIONS FROM NET ASSETS
  ATTRIBUTED TO:
Distributions to participants or
  their beneficiaries                          26,789         305,351        (286,417)             -       3,465,337
Plan administrative expenses                    8,791               -               -              -         473,648
Loan repayments                                   -                 -         216,257              -         216,257
                                           ----------    ------------       ---------       --------     -----------
        Total deductions from net assets       35,580         305,351         (70,160)                     4,155,242
                                           ----------    ------------       ---------       --------     -----------

NET INCREASE                                  389,822         344,924         100,750         16,895      12,681,362

ACCOUNT TRANSFERS                             182,093        (692,459)              -              -               -
                                          -----------    ------------       ---------       --------    ------------

NET ASSETS AVAILABLE FOR
  BENEFITS, end of year                   $ 1,004,184     $ 6,184,604       $ 202,986       $ 53,362    $ 59,217,898
                                          ===========     ===========       =========       ========    ============



     The Plan maintains a holding account that allows for the future distributions of cash and cash equivalents and liabilities to the appropriate fund.


STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS BY FUND FOR THE
YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)


                                                           December 31, 1998 supplemental information by fund--Part(1)
                                            -------------------------------------------------------------------------------------


                                                            Balanced        Capital       Strategic      Strategic       Target
                                               GIC           Value          Growth         Balance        Growth         Value
NET ASSETS AVAILABLE FOR
  BENEFITS, beginning of year              $  10,242,926    $ 6,272,522     $ 8,552,004   $  1,958,799   $ 2,975,820   $  1,788,273

ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:
Investment income:
  Net appreciation (depreciation) in fair
    value of investments                         617,592      1,159,170       1,979,922        418,420       624,311        548,827
  Interest and dividends                               -              -               -              -             -              -
                                             -----------     ----------      ----------    -----------   -----------    -----------
      Total investment income (loss)             617,592      1,159,170       1,979,922        418,420    624,311.00     548,827.00

Contributions and rollovers                    1,043,732        685,079         991,533        690,171     1,130,643        905,439
                                            ------------     ----------      ----------    -----------   -----------   ------------

        Total additions to net assets          1,661,324      1,844,249       2,971,455      1,108,591     1,754,950      1,454,266

DEDUCTIONS FROM NET ASSETS
  ATTRIBUTED TO:
Distributions to participants or
  their beneficiaries                          1,684,714        565,669         578,400        121,775       228,034        192,063
Plan administrative expenses                      44,372         82,056         120,721         30,683        45,461         36,553
Loan repayments                                        -              -               -              -             -              -
                                              ----------     ----------      ----------    -----------   -----------   ------------
        Total deductions from net assets       1,729,086        647,725         699,121        152,458       273,495        228,616
                                             -----------     ----------     -----------    -----------   -----------   ------------

NET (DECREASE) INCREASE                          (67,762)     1,196,524       2,272,334        956,133     1,481,459      1,225,650

ACCOUNT TRANSFERS                               (513,903)      (481,072)        317,114        131,998       255,008        869,598
                                             -----------    -----------     ----------    ------------    ----------    ------------

NET ASSETS AVAILABLE FOR
  BENEFITS, end of year                      $ 9,661,261    $ 6,987,974    $ 11,141,452    $ 3,046,930   $ 4,712,287    $ 3,883,521
                                             ===========    ===========    ============    ===========   ===========    ===========



STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS BY FUND FOR THE
YEAR ENDED DECEMBER 31, 1997 (UNAUDITED) (Continued)

                                                           December 31, 1998 supplemental information by fund--Part(2)
                                            -------------------------------------------------------------------------------------
                                                               BE Aerospace                      Cash and
                                                                   Common          Participant      cash
                                               Overseas            Stock             Loans       Equivalents        Total
NET ASSETS AVAILABLE FOR
  BENEFITS, beginning of year                 $          -    $    6,031,985      $ 133,783      $ 189,965      $ 38,146,077

ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:
Investment income:
  Net appreciation (depreciation) in fair
    value of investments                            (7,856)          (78,098)             -              -         5,262,288
  Interest and dividends                                 -                 -          7,556         13,926            21,482
                                               -----------      ------------       --------       --------        ----------
        Total investment income (loss)              (7,856)          (78,098)         7,556         13,926         5,283,770

Contributions and rollovers                        200,311         1,628,865              -              -         7,275,773
                                               -----------      ------------       --------       --------       -----------

        Total additions to net assets              192,455         1,550,767          7,556         13,926        12,559,543

DEDUCTIONS FROM NET ASSETS
  ATTRIBUTED TO:
Distributions to participants or
  their beneficiaries                                2,049           395,690              -              -         3,768,400
Plan administrative expenses                         1,735                 -              -              -           361,581
Loan repayments                                          -                 -         39,103              -            39,103
                                               -----------      ------------       --------       --------      ------------
        Total deductions from net assets             3,784           395,696         39,103              -         4,169,084

NET (DECREASE) INCREASE                            188,671         1,155,071        (31,547)        13,926         8,390,459

ACCOUNT TRANSFERS                                  243,598          (654,917)             -       (167,424)                -
                                               -----------      ------------       --------       ---------     ------------
NET ASSETS AVAILABLE FOR
  BENEFITS, end of year                       $    432,269     $   6,532,139      $ 102,236       $ 36,467      $ 46,536,536
                                              ============     =============      =========       ========      ============


     The Plan maintains a holding account that allows for the future distributions of cash and cash equivalents and liabilities to the appropriate fund.

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS BY FUND AS OF DECEMBER 31,
1998 (UNAUDITED)

                                                           December 31, 1998 supplemental information by fund--Part(1)
                                            ------------------------------------------------------------------------------------


                                                               Balanced        Capital       Strategic      Strategic        Target
                                                  GIC            Value          Growth        Balance        Growth          Value
ASSETS:
Investments, at fair value:
Investment in the PW Trust Company
  Pooled Trusts                          $ 10,325,398     $ 8,505,410    $14,673,768    $ 4,778,480   $ 8,043,749      $ 5,215,260
BE Aerospace, Inc. common stock
Participant loans receivable                        -               -              -              -             -                -
                                         ------------     -----------    -----------    -----------   -----------      -----------
    Total investments                      10,325,398       8,505,410     14,673,768      4,778,480     8,043,749        5,215,260

EMPLOYER CONTRIBUTIONS
  RECEIVABLE                                   36,880          27,589         52,489         29,849        47,894           35,996

CASH AND CASH EQUIVALENTS                           -               -              -              -             -                -
                                         ------------     -----------    -----------     ----------   -----------      -----------
NET ASSETS AVAILABLE FOR
  BENEFITS                               $ 10,362,278     $ 8,532,999    $14,726,257    $ 4,808,329   $ 8,091,643      $ 5,251,256
                                         ============     ===========    ===========    ===========   ===========      ===========




STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS BY FUND AS OF DECEMBER 31,
1998 (UNAUDITED) (Continued)

                                                         December 31, 1998 supplemental information by fund--Part(2)
                                            ------------------------------------------------------------------------------------
                                                              BE Aerospace                      Cash and
                                                                 Common         Participant       cash
                                               Overseas          Stock             Loans       Equivalents          Total
ASSETS:
Investments, at fair value:
Investment in the PW Trust Company
  Pooled Trusts                             $ 994,646        $           -      $       -       $       -       $   52,536,711
BE Aerospace, Inc. common stock                                  6,001,083              -               -            6,001,083
Participant loans receivable                        -                    -        202,986               -              202,986
                                            ---------       --------------       --------         -------       --------------
    Total investments                          994,646           6,001,083        202,986               -           58,740,780

EMPLOYER CONTRIBUTIONS
  RECEIVABLE                                     9,538             183,521              -               -              423,756

CASH AND CASH EQUIVALENTS                            -                   -              -          53,362               53,362
                                            ----------        ------------      ---------       ---------          -----------
NET ASSETS AVAILABLE FOR
  BENEFITS                                  $1,004,184        $  6,184,604      $ 202,986       $  53,362        $  59,217,898
                                            ==========        ============      =========       =========        =============



STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS BY FUND AS OF
DECEMBER 31, 1997 (UNAUDITED)

                                                  December 31, 1998 supplemental information by fund--Part(1)
                                            ------------------------------------------------------------------------------------

                                                          Balanced         Capital        Strategic        Strategic        Target
                                            GIC             Value          Growth          Balance          Growth           Value
ASSETS:
Investments, at fair value:
Investment in the PW Trust Company
  Pooled Trusts                     $   9,647,288   $   6,983,055  $   11,148,710    $   3,048,384   $   4,726,181   $   3,893,093
BE Aerospace, Inc. common stock
Participant loans receivable                    -               -               -                -               -               -
                                    -------------   -------------  --------------    -------------   -------------   -------------

    Total investments                   9,647,288       6,983,055      11,148,710        3,048,384       4,726,181       3,893,093

EMPLOYER CONTRIBUTIONS
  RECEIVABLE                               13,973           4,919          (7,258)          (1,454)        (13,894)         (9,572)

CASH AND CASH EQUIVALENTS                       -               -               -                -               -               -
                                     ------------   -------------  --------------    -------------   -------------   -------------
NET ASSETS AVAILABLE FOR
  BENEFITS                          $   9,661,261   $   6,987,974  $   11,141,452    $   3,046,930     $   4,712,287   $  3,883,521
                                    =============   =============  ==============    =============     =============   ============




TATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS BY FUND AS OF
DECEMBER 31, 1997 (UNAUDITED) (Continued)

                                                         December 31, 1998 supplemental information by fund--Part(2)
                                            ------------------------------------------------------------------------------------

                                                            BE Aerospace                       Cash and
                                                              Common        Participant          cash
                                            Overseas          Stock           Loans           Equivalents           Total
ASSETS:
Investments, at fair value:
Investment in the PW Trust Company
  Pooled Trusts                          $   431,851      $           -        $     -         $      -        $   39,878,562
BE Aerospace, Inc. common stock                    -          6,390,953              -                -             6,390,953
Participant loans receivable                       -                  -         102,236               -               102,236
                                          ----------      -------------        --------        --------         -------------
    Total investments                        431,851          6,390,953         102,236               -            46,371,751

EMPLOYER CONTRIBUTIONS
  RECEIVABLE                                  418.00            141,186               -               -               128,318

CASH AND CASH EQUIVALENTS                          -                  -               -          36,467                36,467
                                          ----------       ------------        --------        --------        --------------
NET ASSETS AVAILABLE FOR
  BENEFITS                               $   432,269       $  6,532,139        $ 102,236       $ 36,467        $   46,536,536
                                         ===========       ============        =========       ========        ==============


                  SUPPLEMENTAL SCHEDULES PROVIDED PURSUANT TO
                THE DEPARTMENT OF LABOR'S RULES AND REGULATIONS

BE AEROSPACE, INC. SAVINGS PLAN
LINE 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
AS OF DECEMBER 31, 1998
--------------------------------------------------------------------------
                                                                    Units/                           Current
                                                                    Rates            Cost             Value
GIC Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                           481,187     $   8,877,340     $ 10,325,398
Balanced Value Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                           229,167         5,737,317        8,505,410
Capital Growth Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                           504,567         8,543,888       14,673,768
Strategic Balance Portfolio of the PW Trust
  Company Pooled Trust for Employee
  Benefits Plan                                                     227,237         3,491,776        4,778,480
Strategic Growth Portfolio of the PW Trust
  Company Pooled Trust for Employee
  Benefits Plan                                                     325,318         5,454,248        8,043,740
Target Value Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plan                           276,440         4,481,319        5,215,26
Overseas Portfolio of the PW Trust Company
  Pooled Trust for Employee Benefits Plans                           65,611           909,997          994,646
BE Aerospace, Inc. common stock                                     294,513         5,078,165        6,001,083
Participant loans receivable                                       6 to 13%           202,986          202,986
                                                                                 ------------     ------------

                                                                                 $ 42,777,036     $ 58,740,780
                                                                                 ============     ============

BE AEROSPACE, INC. SAVINGS PLAN
LINE 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 1998
----------------------------------------------------------------------------
                                                     Purchase         Selling          Cost of
                                                      Price            Price            Asset          Net Gain
GIC Portfolio of the PW Trust Company Pooled
  Trust for Employee Benefits Plan -
  638 transactions                                $   3,632,304    $   3,621,538    $   3,106,518     $   515,020
Strategic Growth Portfolio of the PW Trust
  Company Pooled Trust for Employee Benefits
  Plan - 434 transactions                             2,558,214        1,368,401        1,108,141         260,260
Balance Value Portfolio of the PW Trust
  Company Pooled Trust for Employee Benefits
  Plan - 392 transactions                             1,446,928        1,068,291          695,389         372,902
Capital Growth Portfolio of the PW Trust for
  Employee Benefits Plan - 474 transactions           2,704,792        2,302,002        1,442,169         859,833
Strategic Balance Portfolio of the PW Trust for
  Employee Benefits Plan - 355 transactions           1,349,882          511,952          409,417         102,535
Target Value Portfolio of the PW Trust for
  Employee Benefits Plan - 397 transactions           1,925,996          922,223          827,299          94,924
Overseas Portfolio of the PW Trust for
  Employee Benefits Plan - 231 transactions             599,300          129,813          124,639           5,174
